Exhibit 99.1

FOR IMMEDIATE RELEASE

Endo Announces Appointments and Updates to Executive Management Team

•	Appoints Patrick Barry, Senior Vice President, U.S. Branded Pharmaceuticals

•	Appoints Matthew Davis, M.D., R.Ph., Senior Vice President, Research and Development Branded Pharmaceuticals
DUBLIN, December 21, 2016 -- Endo International plc (NASDAQ / TSX: ENDP) announced today that it has appointed Patrick Barry as Senior Vice President, U.S. Branded Pharmaceuticals, effective immediately; and Matthew Davis, M.D., R.Ph., as Senior Vice President, Research and Development Branded Pharmaceuticals, effective January 3, 2017.
In his new position, Mr. Barry will have responsibility for all commercial activities for U.S. Branded Pharmaceuticals, including strategy, new product planning, marketing and sales. Dr. Davis will lead the research and development activities for U.S. branded pharmaceuticals.
“We are excited to have Patrick and Matthew join Endo and I look forward to working closely with them,” said Paul Campanelli, President and Chief Executive Officer of Endo. “They bring to Endo significant experience and demonstrated track records of success in their respective areas of expertise. Importantly, both are proven leaders and have built and inspired strong teams that have consistently exceeded performance expectations. We look forward to their success at Endo.”
“I’m pleased to have joined Endo at such a pivotal time and look forward to maximizing the potential of our people, specialty assets and established brands to drive growth,” said Mr. Barry.
“I began my career nearly 20 years ago at Endo on the team that aided in the development, helped to gain approval and launch Lidoderm®. I couldn’t be more thrilled to be back at the Company to utilize my collective experience and lead the branded R&D team.” added Dr. Davis.
Prior to joining Endo, Mr. Barry worked at Sanofi for over two decades, holding roles of increasing responsibility in areas such as Sales Leadership, Commercial Operations, Marketing, Launch Planning, and Training and Leadership Development. Most recently, he served as the General Manager and Head of North America General Medicines, and prior to that he was the Vice President and Head of U.S. Specialty. During this time, Mr. Barry oversaw three complex and diverse businesses with responsibility for leading sales and marketing activities for branded and generic products across the U.S. and Canada. Mr. Barry has an MBA from Cornell University, Johnson School of Management and a BA in Public Relations and Marketing from McKendree University.
Prior to rejoining Endo, Dr. Davis served as the Chief Medical Officer of Lupin Pharmaceuticals, Inc. and previously at URL Pharma, where he spearheaded 5 NDA approvals, and received 21 U.S. patents. Dr. Davis has an extensive, multi-disciplinary expertise in drug development, device development, and lifecycle management across a broad range of therapeutic areas. These include Aesthetics, Dermatology, Neurology, Oncology and Rheumatology. He has held various leadership roles at other pharmaceutical companies in research and development, leading clinical development, clinical operations, medical affairs, and pharmacovigilance.
Dr. Davis matriculated at the University of Pennsylvania, and then obtained his pharmacy degree from Temple School of Pharmacy. He subsequently received his medical degree from the Medical College of Pennsylvania. Dr. Davis received his surgical training at Brown University and his urology training at Washington Hospital Center.

Management Departures
Under Endo’s new unified operating model, global supply chain, manufacturing, global quality and R&D will provide support for both the Branded and Generics businesses and will report to Terrance Coughlin, Executive Vice President and Chief Operating Officer.
In light of the significant organizational restructuring that has taken place at Endo, Joseph Ciaffoni, President U.S. Branded Pharmaceuticals, has elected to leave the Company.
Additionally, Dr. Susan Hall, Executive Vice President, Chief Scientific Officer and Global Head of R&D, will depart the Company effective March 31, 2017. In the interim, Dr. Hall will assist with the transition and as serve as an advisor. Following her departure, she will continue to provide consultative services to Endo in connection with the development of XIAFLEX® for cellulite following the Company's recent announcement of positive Phase 2b data. “Sue has been an asset to Endo and her many contributions to progress the R&D organization and gain product approvals are appreciated by me and the entire organization. We are happy to have her continuing with us in a consultative role and wish her well in her next endeavor,” added Mr. Campanelli.

About Endo International plc
Endo International plc (NASDAQ / TSX: ENDP) is a global specialty pharmaceutical company focused on improving patients' lives while creating shareholder value. Endo develops, manufactures, markets and distributes quality branded and generic pharmaceutical products as well as over-the-counter medications though its operating companies. Endo has global headquarters in Dublin, Ireland, and U.S. headquarters in Malvern, PA. Learn more at www.endo.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains "forward-looking statements," including, but not limited to, the statements by Messrs. Campanelli, Barry and Dr. Davis, as well as Endo's expected, estimated or anticipated future results. Because forecasts are inherently estimates that cannot be made with precision, Endo's performance at times differs materially from its estimates and targets, and Endo often does not know what the actual results will be until after the end of the applicable reporting period. Therefore, Endo will not report or comment on its progress during a current quarter except through public announcement. Any statement made by others with respect to progress during a current quarter cannot be attributed to Endo. All forward-looking statements in this press release reflect Endo's current analysis of existing trends and information and represent Endo's judgment only as of the date of this press release. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Endo's expectations and projections. Risks and uncertainties include, among other things, general industry and market conditions; technological advances and patents attained by competitors; challenges inherent in the research and development and regulatory processes; challenges related to product marketing, such as the unpredictability of market acceptance for new products and/or the acceptance of new indications for such products; inconsistency of treatment results among patients; potential difficulties in manufacturing; general economic conditions; and governmental laws and regulations affecting domestic and foreign operations. Endo expressly disclaims any intent or obligation to update these forward-looking statements except as required by law. Additional information concerning these and other risk factors can be found in Endo's periodic reports filed with the U.S. Securities and Exchange Commission and in Canada on the System for Electronic Data Analysis and Retrieval ("SEDAR"), including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K. Additional information about Endo is available on the World Wide Web at www.endo.com or you can contact the Endo Investor Relations department by calling (484) 216-0000.

Endo International plc:

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